EXHIBIT B

                                Offer to Purchase

                             STRATIGOS FUND, L.L.C.
                           622 Third Avenue, 8th Floor
                            New York, New York 10017

               OFFER TO PURCHASE UP TO $10 MILLION OF OUTSTANDING
                          INTERESTS AT NET ASSET VALUE
                             DATED November 21, 2002

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                12:00 MIDNIGHT, EASTERN TIME, December 20, 2002,
                          UNLESS THE OFFER IS EXTENDED

To the Members of
Stratigos Fund, L.L.C.:

                  Stratigos Fund, L.L.C., a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the "Offer") up to all of the outstanding Interests, but an amount not more than $10 million of Interests in the Fund or portions thereof pursuant to tenders by members in the Fund ("Members") at a price equal to their net asset value as of December 31, 2002, if the Offer expires on December 20, 2002. (As used in this Offer, the term "Interest" or "Interests" as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.) If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined at the close of business on the valuation date of the Offer. This Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Limited Liability Company Agreement dated as of April 26, 2000 (the "LLC Agreement").

                  Members should realize that the value of the Interests tendered in this Offer will likely change between October 31, 2002 (the last time net asset value was calculated) and December 31, 2002, when the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests. Members tendering their Interests should also note that they will remain Members with respect to the Interest tendered and accepted for purchase by the Fund, through December 31, 2002, the valuation date of the Offer when the net asset value of their Interests is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact PFPC Inc., at the telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

Stratigos Fund, L.L.C.


                  Members desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth in Section 4 below.

                                    IMPORTANT

                  NONE OF THE FUND, ITS ADVISER OR ITS BOARD OF MANAGERS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM
TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

                  BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS OWN FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

                  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NEITHER THE SECURITIES AND EXCHANGE
COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                  Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Fund's service agent:

                                    PFPC Inc.

                                    P.O. Box 219
                                    Claymont, Delaware 19703
                                    Attention:  Karl Garrett

                                    Phone:   (888) 697-9661
                                             (866) 306-0232

                                    Fax:     (302) 791-3105
                                             (302) 793-8132

Stratigos Fund, L.L.C.



                                TABLE OF CONTENTS


1.   Background and Purpose of the Offer.......................................5
2.   Offer to Purchase and Price...............................................6
3.   Amount of Tender..........................................................7
4.   Procedure for Tenders.....................................................8
5.   Withdrawal Rights.........................................................9
6.   Purchases and Payment.....................................................9
7.   Certain Conditions of the Offer..........................................10
8.   Certain Information About the Fund.......................................11
9.   Certain Federal Income Tax Consequences..................................13
10.   Miscellaneous...........................................................13

Stratigos Fund, L.L.C.


                               SUMMARY TERM SHEET

o As stated in the offering documents of Stratigos Fund, L.L.C. (hereinafter "we" or the "Fund"), we will purchase your limited liability company interests ("Interest" or "Interests" as the context requires) at their net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to tender). This offer to purchase Interests (the "Offer") will remain open until 12:00 midnight, Eastern Time, on December 20, 2002, unless the Offer is extended.

o The net asset value of the Interests will be calculated for this purpose on December 31, 2002 (the "Valuation Date"). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Interests during the Fund's audit for its fiscal year ending December 31, 2002, which the Fund expects will be completed by the end of February 2003, and the audited net asset value will be used to determine the final amount paid for tendered Interests.

o You may tender your entire Interest, a portion of your Interest defined as a specific dollar value or a portion of your Interest above the required minimum capital account balance subject to the conditions discussed below.

o If you tender your entire Interest, subject to any extension of the Offer, we will pay you a in cash and/or marketable securities (valued in accordance with the Fund's Limited Liability Company Agreement dated April 26, 2000 (the "LLC Agreement")) no later than January 10, 2003, at least 95% of the unaudited net asset value of your Interest tendered and accepted by the Fund as of December 31, 2002, less any incentive allocation payable to CIBC Oppenheimer Advisers, L.L.C., the investment adviser of the Fund (the "Adviser") on December 31, 2002, if any. We will owe you the balance, for which we will give you a promissory note (the "Note") that will be held in your brokerage account with CIBC World Markets Corp. ("CIBC WM").

o If you tender only a portion of your Interest, you will be required to maintain a capital account balance equal to the greater of: (i) $150,000, net of the amount of the incentive allocation, if any, that is to be debited from your capital account on the Valuation Date of the Offer (the "Incentive Allocation") or would be so debited if the Valuation Date were a day on which an Incentive Allocation, if any, was made (the "Tentative Incentive Allocation"); or (ii) the amount of the Tentative Incentive Allocation, if any. In the case of a partial tender of an Interest, we will pay the full estimated net asset value of the portion of the Interest tendered in cash and/or marketable securities no later than January 10, subject to any extension of the Offer. We reserve the right to purchase less than the amount you tender if the amount you tender would cause your account in the Fund to have a value less than the required minimum balance. We will pay you from one or more of the following sources: cash on hand, the proceeds from the sale of and/or delivery of portfolio securities held by the Fund, or by borrowings, if the Offer is extended (which we do not intend to do).

o Following this summary is a formal notice of our offer to repurchase your Interests. Our offer remains open to you until 12:00 midnight, Eastern

Stratigos Fund, L.L.C.


     Time, on December 20, 2002, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Interest. You will also have the right to withdraw the tender of your Interest at any time after January 21, 2003, assuming your Interest has not yet been accepted for repurchase.

o If you would like us to repurchase your Interest or a portion of your Interest, you should (i) mail the Letter of Transmittal (enclosed with the Offer), to PFPC Inc. at P.O. Box 219, Claymont, DE 19703, attention Karl Garrett, or (ii) fax it to PFPC Inc. at (302) 791-3105 or (302) 793-8132,
     so that it is received before 12:00 midnight, Eastern Time, on December 20, 2002. If you fax the Letter of Transmittal, you should mail the original Letter of Transmittal to PFPC Inc. promptly after you fax it (although the original does not have to be received before 12:00 midnight, Eastern Time, on December 20, 2002).

o The value of your Interests will change between October 31 (the last time prior to the date of this filing as of which net asset value has been calculated), and December 31, 2002, the date as of which the value of the Interests will be determined for purposes of calculating the purchase price for Interests.

o If you would like to obtain the estimated net asset value of your Interests, which is calculated weekly until the expiration date of the Offer and daily for the last five business days of the Offer, you may contact PFPC Inc. at (888) 697-9661 or (866) 306-0232 or at the address set forth on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

o Please note that just as you have the right to withdraw the tender of an Interest, we have the right to cancel, amend or postpone this Offer at any time up to and including the acceptance of tenders pursuant to the Offer. Also realize that although the Offer expires on December 20, 2002, you will remain a Member with respect to the Interest tendered and accepted for purchase by the Fund through December 31, 2002, when the net asset value of your Interest is calculated.

                  1. BACKGROUND AND PURPOSE OF THE OFFER. The purpose of this Offer is to provide liquidity to Members that hold Interests, as contemplated by and in accordance with the procedures set forth in the Fund's Confidential Memorandum dated July 2000, as supplemented (the "Confidential Memorandum"), and the LLC Agreement. The Confidential Memorandum and the LLC Agreement, which were provided to each Member in advance of subscribing for Interests, provide that the Board of Managers of the Fund has the discretion to determine whether the Fund will purchase Interests from Members from time to time pursuant to written tenders. The Confidential Memorandum also states that the Adviser expects that it will recommend to the Board of Managers that the Fund purchase Interests from Members once each year, in December. The Fund previously offered to purchase Interests from Members pursuant to written tenders effective as of December 31, 2001. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Board of Managers has determined, after consideration of various matters, including but not limited to those set forth in the Confidential Memorandum, that the Offer is

Stratigos Fund, L.L.C.



in the best interests of Members in order to provide liquidity for Interests as contemplated in the Confidential Memorandum and the LLC Agreement.

                  The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks that may possibly result from the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. On an ongoing basis, it may be difficult for the Fund to generate additional profits operating with a smaller asset base and, as a result of liquidating assets to fund the purchase of Interests, the Fund may be left with a much less liquid portfolio. A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members on January 1, 2003 and thereafter from time to time.

                  In the event that a substantial portion of outstanding Interests are tendered pursuant to the Offer, the Adviser may find it difficult to adjust its asset allocation and trading strategies to the reduced amount of assets held by the Fund. In addition, the tender of a substantial portion of outstanding Interests pursuant to the Offer may require that the Fund liquidate positions at an inappropriate time or on unfavorable terms in order to fund the purchase of Interests. This may result in a reduction in the aggregate value of Interests of Members that do not tender their Interests and a lower value for those Members tendering their Interests for purchase. The Board of Managers, in accordance with the LLC Agreement, may elect to cause the withdrawal of all Interests and liquidate the Fund at any time, but is under no obligation to do so.

                  Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue Interests from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Fund currently expects that it will accept subscriptions for Interests as of December 1, 2002 and on the first day of each calendar month thereafter, but is under no obligation to do so.

                  2. OFFER TO PURCHASE AND PRICE. Subject to the conditions of the Offer, the Fund will purchase up to all of the outstanding Interests, but an amount not more than $10 million of Interests that are tendered by Members, and not withdrawn (in accordance with Section 5 below) prior to, 12:00 midnight, Eastern Time, on Friday, December 20, 2002 (this time and date is called the "Initial Expiration Date"), or any later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the "Expiration Date." The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. Pursuant to the Offer, the Fund is offering to purchase all of the outstanding Interests up to $10 million. Since the net asset value of the Fund as of October 31, 2002 was $7,129,226, the Offer is expected not to be over subscribed. The purchase price of an Interest tendered will be its net asset value as of the close of the Valuation Date, payable as set forth in Section 6. The Fund reserves the right to adjust the Valuation Date to correspond with any

Stratigos Fund, L.L.C.



extension of the Offer. As of the close of business on October 31, 2002, the unaudited net asset value of an Interest corresponding to an initial capital contribution of $150,000 on the following closing dates of the Fund was as follows:


           If you invested $150,000 on the                    Your Unaudited Net Asset Value as of October
           following closing date:                            31, 2002 would be:
           ------------------------------------------         -----------------------------------------------

           September 1, 2000                                                     $ 24,429

           October 1, 2000                                                       $ 27,647

           November 1, 2000                                                      $ 32,905

           December 1, 2000                                                      $ 48,964

           January 1, 2001                                                       $ 49,995

           February 1, 2001                                                      $ 46,698

           July 1, 2001                                                          $ 79,722

           March 1, 2002                                                         $116,812

                  As of the close of business on October 31, 2002, there was approximately $7,129,226 outstanding in capital of the Fund held in Interests (based on the unaudited net asset value of such Interests). Members may obtain weekly estimated net asset value information until the expiration date of the Offer, and daily net asset value information for the last five business days of the Offer, by contacting PFPC Inc. ("PFPC") at the telephone numbers or address set forth on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

                  3. AMOUNT OF TENDER. Subject to the limitations set forth below, Members may tender their entire Interest, a portion of their Interest defined as a specific dollar value or the portion of their Interest above the required minimum capital account balance, as described below. A Member that tenders for repurchase only a portion of its Interest will be required to maintain a capital account balance equal to the greater of: (i) $150,000, net of the amount of the Incentive Allocation, if any, that is to be debited from the capital account of the Member on the Valuation Date of the Offer or would be so debited if the Valuation Date were a day on which an Incentive Allocation was made (the "Tentative Incentive Allocation"); or (ii) the amount of the Tentative Incentive Allocation, if any. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered.

Stratigos Fund, L.L.C.




                  If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to $10 million (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. The Fund is offering to purchase all of the outstanding Interests up to $10 million. Since the net asset value of the Fund as of October 31, 2002 was $7,129,226, the Offer is expected not to be over subscribed. If the Fund's net assets increase to greater than $10 million of Interests are duly tendered to the Fund prior to the Expiration Date and not withdrawn pursuant to Section 5 below, the Fund will in its sole discretion either: (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

                  4. PROCEDURE FOR TENDERS. Members wishing to tender Interests pursuant to the Offer should mail or fax a completed and executed Letter of Transmittal to PFPC, to the attention of Karl Garrett, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to PFPC, also to the attention of Karl Garrett, at one of the fax numbers set forth on page 2. The completed and executed Letter of Transmittal must be received by PFPC, either by mail or by fax, no later than the Expiration Date.

                  The Fund recommends that all documents be submitted to PFPC via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to PFPC must also send or deliver the original completed and executed Letter of Transmittal to PFPC promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC at the address or telephone numbers set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest including, but not limited to, the failure of PFPC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

                  The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Managers shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

                  5.  WITHDRAWAL   RIGHTS.  Any  Member  tendering  an  Interest
pursuant  to this Offer may  withdraw  its tender at any time prior to or on the

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Stratigos Fund, L.L.C.



Expiration Date and at any time after January 21, 2003, assuming such Member's Interest has not yet been accepted for purchase by the Fund. To be effective, any notice of withdrawal of a tender must be timely received by PFPC at the address or one of the fax numbers set forth on page 2. A form to give notice of withdrawal of a tender is available by calling PFPC at the telephone numbers set forth on page 2. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

                  6. PURCHASES AND PAYMENT. For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as if, and when, it gives written notice to the tendering Member of its election to purchase the Member's Interest.

                  For a Member that tenders its entire Interest, payment of the purchase price will consist of: (1) cash and/or marketable securities (valued in accordance with the LLC Agreement) in an aggregate amount equal to at least 95% of the unaudited net asset value of Interests tendered and accepted by the Fund, determined as of the Valuation Date payable within ten calendar days after the Valuation Date, (the "95% Cash Payment") in the manner set forth below; and (2) a Note entitling the holder thereof to a contingent payment equal to the excess, if any, of (a) the net asset value of the Interests tendered by the Member and accepted by the Fund as of the Valuation Date, determined based on the audited financial statements of the Fund for calendar year 2002, over (b) the 95% Cash Payment. The Note will be delivered to the tendering Member in the manner set forth below within ten calendar days after the Valuation Date and will not be transferable.

                  The Note will be payable in cash (in the manner set forth below) within ten calendar days after completion of the audit of the financial statements of the Fund for calendar year 2002. It is anticipated that the audit of the Fund's financial statements for calendar year 2002 will be completed no later than 60 days after the end of the year. Any amounts payable under the Note will include interest, if any, earned by the Fund on an amount, deposited by the Fund in a segregated custodial account, equal to 5% of the unaudited net asset value of Interests tendered and accepted for purchase by the Fund. Although the Fund has retained the option to pay all or a portion of the purchase price by distributing marketable securities, the purchase price will be paid entirely in cash except in the unlikely event that the Board of Managers of the Fund determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Members.

                  A Member that tenders only a portion of its Interest (subject to maintenance of the required minimum capital account balance described in ITEM 3, above) will receive cash and/or marketable securities in an aggregate amount equal to 100% of the estimated unaudited net asset value of Interests tendered and accepted for purchase by the Fund, determined as of the Valuation Date (the "100% Cash Payment") payable within ten calendar days after the Valuation Date.

                  Both the 95% Cash Payment and the 100% Cash Payment (together, the "Cash Payment") will be made by wire transfer directly to the tendering

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Stratigos Fund, L.L.C.



Member's brokerage account with CIBC WM. Cash Payments wired directly to brokerage accounts will be subject upon withdrawal from the account to any fees that CIBC WM would customarily assess upon the withdrawal of cash from the account.

                  The Note will be deposited directly to the tendering Member's brokerage account with CIBC WM. Any contingent payment due pursuant to the Note will also be deposited directly to the tendering Member's brokerage account at CIBC WM and will be subject upon withdrawal from the account to any fees that CIBC WM would customarily assess upon the withdrawal of cash from the account.

                  The Fund expects that the purchase price for Interests acquired pursuant to the Offer, which will not exceed $10 million (unless the aggregate value of Interests increases beyond this amount as of the Valuation Date and the Fund elects to purchase a greater amount), will be derived from:
(a) cash on hand; (b) the proceeds of the sale or delivery of securities and portfolio assets held by the Fund; and/or (c) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under any Note as described above. None of the Fund, the Adviser or the Board of Managers, has determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to finance any portion of the purchase price from its existing margin facility established with the Fund's prime broker, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), subject to compliance with applicable law. If the Fund finances any portion of the purchase price in that manner, it will deposit assets in a special custody account with its custodian, PFPC Trust Company, to serve as collateral for any amounts so borrowed, and if the Fund were to fail to repay any such amounts, Morgan Stanley would be entitled to satisfy the Fund's obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts borrowed from Morgan Stanley will be made from additional funds contributed to the Fund by existing and/or new Members, or from the proceeds of the sale of securities and portfolio assets held by the Fund.

                  7. CERTAIN CONDITIONS OF THE OFFER. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. The purchase price of an Interest tendered by any Member will be the net asset value thereof as of the close of business on December 31, 2002, if the Offer expires on the Initial Expiration Date, and otherwise the net asset value thereof as of the close of business on any later date as corresponds to any extension of the Offer. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and
(c) postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

Stratigos Fund, L.L.C.


                  The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

                  8. CERTAIN INFORMATION ABOUT THE FUND. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited liability company. The principal office of the Fund is located at 622 Third Avenue, 8th Floor, New York, New York 10017 and the telephone number is (212) 667-4225. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

                  The Fund held an adjourned special meeting of Members on December 28, 2001 (the "Special Meeting"). At the Special Meeting, the Members:
(i) approved the admission of Alkeon Capital Management, L.L.C. as a non-managing member of the Fund's Adviser (a total of $5,759,800 of Interests (i.e., 52.032% of the votes eligible to be cast at the Special Meeting) voted for the admission); and (ii) reelected the four persons currently serving on the Board of Managers, namely, Jesse H. Ausubel, Charles F. Barber, Paul Belica and Howard M. Singer, to continue to serve as Managers of the Fund.

                  At a regular quarterly meeting of the Board of Managers held on August 1, 2002 (the "Meeting"), the Board of Managers, including a majority of the Independent Managers, acting on behalf of the Fund, approved the Fund's entering into an agreement and plan of acquisition (the "Acquisition Agreement") between Balius Fund, L.L.C. ("Balius"), a private investment fund with respect to which the Adviser serves as the managing member, and the Fund. The Fund and Balius share a common investment objective. Pursuant to the Acquisition Agreement, Balius will transfer to the Fund substantially all of its assets (the "Assets") in exchange for Interests having an equal net asset value (the "Exchange"). The Assets will consist of cash and the portfolio securities of Balius that: (i) are permissible investments under the investment policies and

Stratigos Fund, L.L.C.


restrictions of the Fund, as set forth in the Confidential Memorandum and the LLC Agreement; and (ii) have readily available market quotations. All of Balius' known liabilities will be paid by Balius prior to the Exchange and no liabilities of Balius will be transferred to the Fund. The Assets will be valued in accordance with the valuation policies of the Fund, as set forth in the Confidential Memorandum and the LLC Agreement. The Exchange is scheduled to occur on or about December 31, 2002. Pursuant to the Exchange, 98% of the Assets, valued based on their unaudited value, will be transferred to the Fund on December 31, 2002 and the balance of the Assets, valued based on the results of the audit of the financial statements of Balius for the period ending December 31, 2002, will be transferred to the Fund within 10 days after the completion of that audit. Interests received by Balius in the Exchange will be distributed to the members of Balius. No brokerage commissions, fees (except for customary transfer fees) or other remuneration will be paid by the Fund in connection with the Exchange.

                  In connection with the Exchange, Balius and Stratigos have filed an application for an order of the Securities and Exchange Commission (the "Commission"), pursuant to Section 17(b) of the 1940 Act, exempting the Exchange from the provisions of Section 17(a) of the 1940 Act (the "Order"). Consummation of the Exchange is contingent upon, among other things: (i) the Order having been issued by the Commission prior to December 31, 2002; and (ii) the receipt of an opinion of counsel substantially to the effect that the Exchange will not result in taxable income to the Fund or its Members.

                  Other than as stated above, the Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Fund) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser of the Fund, or in the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Managers, to fill any existing vacancy on the Board of Managers or to change any material term of the investment advisory arrangement with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Managers determines may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policies, as amended, for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

                  There have been no transactions involving the Interests that were effected during the past 60 business days by the Fund, the Adviser, any member of the Board of Managers or any person controlling the Fund or the Adviser or controlling any Manager. Based on October 31, 2002 estimated values, the Adviser owns approximately $53,148, less than 1% of the Interests.

Stratigos Fund, L.L.C.


Howard M. Singer, a member of the Board of Managers, owns approximately $16,665, less than 1% of the Interests; and Panayotis Sparaggis, the portfolio manager of the Fund, owns approximately $16,286, less than 1% of the Interests. In addition, the Adviser of the Fund may be entitled under the terms of the LLC Agreement to receive an incentive allocation (if earned and subject to certain limitations), as specified in the LLC Agreement and described in the Confidential Memorandum. Neither the Adviser, nor Mr. Singer nor Mr. Sparaggis plan to tender any of their Interests pursuant to the Offer.

                  9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

                  In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in the Member's Interest. A Member's basis in such Member's Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the purchase of such Interest. A Member's basis in such Member's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. A Member that has its entire Interest purchased by the Fund may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member's then adjusted tax basis in such Member's Interest.

                  10. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

                  The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting PFPC at the address and telephone numbers set forth on page 2 or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

Stratigos Fund, L.L.C.



                                     ANNEX A

                              Financial Statements


                  Audited financial statements for the period from September 1, 2000 (commencement of operations) through December 31, 2000, previously filed on EDGAR on Form N-30D on March 9, 2001;

                  Audited financial statements for the year ended December 31, 2001, previously filed on Edgar on Form N-30D on March 8, 2002; and

                  Unaudited financial statements for the six month period ended June 30, 2002 previously filed on EDGAR on Form N-30D on August 28, 2002.